Senesco Announces $3.0 Million Equity Financing

BRIDGEWATER, N.J. (January 4, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI) announced today that it has entered into a securities purchase agreement to raise approximately $3.0 million in gross proceeds through the sale of 30,000,000 shares of its common stock. The investors will also receive 100% warrant coverage at an exercise price of $0.12 per share. The common stock and 100% warrant coverage (the “Unit”) was priced at $0.10 per Unit.

The offering is expected to close on or about January 8, 2013. The net proceeds of the financing will be used primarily for investor and public relations, working capital, research and development and general corporate purposes.

“We are very pleased to be able to supplement our capital resources in order to advance the on-going Phase 1b/2a study and plan for the next phase,” said Leslie J. Browne, Ph.D., President and CEO of Senesco.

The shares and warrants are being offered pursuant to a prospectus forming a part of the Company’s effective registration statement (File No. 333-170140) filed with the Securities and Exchange Commission (the “SEC”), a copy of which may be obtained, when available, at the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional terms of this offering (including the full terms and conditions of the securities purchase agreement and warrants) were disclosed on a Form 8-K filed with the SEC by Senesco simultaneously with this press release and will also be disclosed in the prospectus filed with the SEC in connection with this offering.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, and the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is sponsoring a clinical study to evaluate its lead therapeutic candidate SNS01-T in multiple myeloma, diffuse large B-cell lymphoma and mantle cell lymphoma. SNS01-T targets B-cell cancers and selectively induces apoptosis by modulating eukaryotic translation initiation factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ commercialized products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
Leslie J. Browne, Ph.D.
President & CEO	info@senesco.com